UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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CHEVRON CORPORATION

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In response to a request from an institutional investor, we have provided the attached responses to their questions about Chevron’s overall energy transition strategy and may use such information in other engagements with investors.

	Net Zero Question	Chevron’s Responses

1	Do you have a published / can you share your latest net zero goal?

We aspire to achieve net zero Upstream emissions (Scope 1 and 2) by 2050. Accomplishing this aspiration depends on continuing progress on commercially viable technology; government policy; successful negotiations for CCS and nature-based projects; availability of cost-effective, verifiable offsets in the global market; and granting of necessary permits by governing authorities. We’re taking actions to reduce the carbon intensity of our portfolio. The approach we use to drive emissions reductions in our portfolio is the marginal abatement cost curve (MACC) process. We have identified nearly 100 GHG-abatement projects to advance to execution and plan to spend more than $300 million in 2022. We expect to spend approximately $2 billion on similar projects through 2028. In addition, Chevron intends to spend $8 billion by 2028 on lower carbon investments. See page 40 in Chevron’s 2021 Climate Change Resilience Report for more information on Chevron’s Upstream 2050 net zero aspiration.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf

2	Do you have a published / can you share your latest emission reduction targets?

Chevron’s 2028 targets align with the second stocktake period under the Paris Agreement and include all of Chevron’s production on an equity-basis:

•   24 kg CO2e / boe for oil and gas GHG intensity; a combined 35% reduction from 2016

•   3 kg CO2e / boe for overall flaring intensity; 66% lower than 2016

•   2 kg CO2e / boe for methane intensity; 53% lower than 2016

•   36 kg CO2e / boe for global refineries; 2%-3% lower than 2016

In addition, Chevron has set a portfolio carbon intensity (PCI) reduction metric that represents the carbon intensity across the full value chain associated with bringing products to market, including Scope 3 emissions. Chevron has set a PCI reduction target for 2028 of 71 g CO2e/MJ, a greater than 5% reduction from 2016.

We are also proud to be an endorser to the World Bank’s Zero Routine Flaring by 2030 initiative. Please see pages 42-48 in Chevron’s 2021 Climate Change Resilience Report for more information regarding the company’s emission reduction targets.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf

3	How does your current emissions intensity profile compare to your targets?

In March 2021, Chevron announced that it had exceeded its 2023 upstream carbon intensity reduction targets three years ahead of schedule. We subsequently announced lower 2028 targets and zero routine flaring by 2030. The new 2028 targets align with the second stocktake period under the Paris Agreement and include all of Chevron’s production on an equity-basis. Detailed reporting information regarding the company’s emissions intensity metrics is available on page 58 of Chevron’s 2021 Climate Change Resilience Report.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf

4	How do you currently disclose scope 1,2 and material scope 3 emissions / do you have plans to evolve this in time?

We have voluntarily reported our greenhouse gas (GHG) emissions, including Scope 3 emissions from the use of our products, for nearly two decades. We report GHG emissions data on both an equity and operated basis. We believe that the most appropriate approach for measuring the emissions performance of an Upstream asset is GHG intensity by commodity on an equity basis—the same method we use to report production—which covers all emissions from both company-operated and nonoperated joint ventures. This is aligned with the intent to provide useful GHG information to help stakeholders make decisions. Detailed performance data reporting on Chevron’s scope 1, 2, and 3 emissions are available in the “metrics” section of Chevron’s 2021 Climate Change Resilience Report on pages 60-67.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf

5	How central is your decarbonisation strategy to your current management plans / how might you expect it to develop?	Chevron has set a portfolio carbon intensity (PCI) reduction metric that represents the carbon intensity across the full value chain associated with bringing products to market, including Scope 3 emissions. Chevron has set a PCI reduction target for 2028 of 71 g CO2e/MJ, a greater than 5% reduction from 2016. Chevron’s PCI represents the full value chain carbon intensity of the products we sell, including our own emissions, emissions from third parties, and emissions from customer use of our products. The PCI metric will also capture our aspiration of net zero for Upstream Scope 1 and 2 emissions.

We have identified nearly 100 GHG-abatement projects to advance to execution and plan to spend more than $300 million in 2022. We expect to spend approximately $2 billion on similar projects through 2028. In addition, Chevron intends to spend $8 billion by 2028 on lower carbon investments.

Additionally, the company has announced the following 2030 low carbon business targets: 100 mbd for renewable fuels production; 150 mtpa for hydrogen production; and 25 mmtpa of carbon capture and offsets. Chevron’s approach to hydrogen envisions the use of green, blue, and gray hydrogen.

Chevron also announced a follow-up Future Energy Fund II in 2021 with a commitment of $300 million, to invest in breakthrough technologies that could enable the energy transition. See pages 40 and 44 in Chevron’s 2021 Climate Change Resilience Report for more information.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf

6	Are your capital investment plans aligned with achieving net zero?

We aspire to achieve net zero Upstream emissions (Scope 1 and 2) by 2050. Accomplishing this aspiration depends on continuing progress on commercially viable technology; government policy; successful negotiations for CCS and nature-based projects; availability of cost-effective, verifiable offsets in the global market; and granting of necessary permits by governing authorities.

We’re taking actions to reduce the carbon intensity of our portfolio. The approach we use to drive emissions reductions in our portfolio is the marginal abatement cost curve (MACC) process. We have identified nearly 100 GHG-abatement projects to advance to execution and plan to spend more than $300 million in 2022. We expect to spend approximately $2 billion on similar projects through 2028. In addition, Chevron intends to spend $8 billion by 2028 on lower carbon investments.

Additionally, the company has announced the following 2030 low carbon business targets: 100 mbd for renewable fuels production; 150 mtpa for hydrogen production; and 25 mmtpa of carbon capture and offsets. Chevron’s approach to hydrogen envisions the use of green, blue, and gray hydrogen. See pages 2 and 40 in Chevron’s 2021 Climate Change Resilience Report for more information.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf
7	Do you have a Paris-Agreement-aligned climate lobbying position, demonstrating alignment of direct and indirect lobbying activities?

In 2021, Chevron extensively updated its lobbying and trade association website to provide additional detail regarding the company’s association memberships, including all trade associations where a portion of our dues are attributed towards lobbying. The updated website also includes value drivers for some of the company’s key industry trade associations. Beginning in 2022, we plan to publish two updates per year regarding the company’s corporate political contributions, trade association memberships where a portion of dues are attributed to lobbying, and Chevron employee political action committee contributions. In addition, see pages 8-9 from our 2020 Climate Lobbying Report, where we publish a review of select climate-related work by U.S. trade associations.

Chevron lobbying and trade associations website: https://www.chevron.com/sustainability/governance/lobbying-and-trade-associations

Climate Lobbying Report: https://www.chevron.com/-/media/chevron/sustainability/documents/chevron-climate-lobbying-report.pdf

8	Is there clear oversight of net zero transition planning at board level, with executive remuneration linked to delivering targets and transition?

Given the nature of climate change and its relevance to our business, Chevron’s entire Board addresses climate change–related issues, with each of the Board’s committees focused on certain aspects. Chevron’s 2022 Proxy Statement section on “board oversight of risk” discusses in further detail how each Board committee exercises its role in risk oversight. In addition, Chevron’s Governance Committee considers experience in environmental affairs, including with respect to climate change issues, when identifying, assessing, and recommending qualified Director candidates to Chevron’s Board of Directors. To ensure accountability for our efforts to advance a lower carbon future, we modified the 2021 Chevron Incentive Plan (“CIP”) scorecard to include an “Energy Transition” category. Performance will be measured on progress in achieving our GHG metrics, growing renewable energy and carbon offsets, and investing in low carbon technologies. The scorecard performance outcomes impact CIP payout for our eligible employees – approximately 37,000 at year-end 2021. Please see pages 27-29 in Chevron’s 2022 Proxy Statement for more information.

https://www.chevron.com/-/media/shared-media/documents/chevron-proxy-statement-2022.pdf

9	Do you have a published plan to consider the impacts from transitioning to a lower carbon business model on workers and communities (known as “Just Transition”)?

Chevron uses a Stakeholder Engagement and Issues Management (SEIM) process that helps business units identify, assess, prioritize and manage Operational Excellence (OE) risk holistically, while thoughtfully considering likely stakeholders’ perceptions. Potential social, community, political and reputational risks and management strategies are identified throughout the process.

Additional information regarding Chevron’s SEIM process is available through the following resources on our website:

https://www.chevron.com/sustainability/social/human-rights

https://www.chevron.com/-/media/chevron/sustainability/documents/engaging-our-stakeholders-pdf-download.pdf

10	Do you provide disclosures on risks associated with the transition through TCFD Reporting incorporating such risks into its financial accounts?

Chevron’s 2021 Climate Change Resilience Report was the company’s fourth Task Force on Climate-related Financial Disclosures (TCFD) aligned report. Our 2021 Climate Change Resilience Report includes a table showing how the disclosures in the report align with the Financial Stability Board’s TCFD recommendations as the TCFD has described the categories, and where the relevant information can be found. Please see page 69 for more information.

Climate Change Resilience Report: https://www.chevron.com/-/media/chevron/sustainability/documents/climate-change-resilience-report.pdf